Exhibit 10.13

Dear:

As you are aware, your employment with Great Wolf Resorts, Inc., a Delaware corporation or its indirect subsidiary, Great Lakes Services, LLC, a Delaware limited liability company (collectively, “GWR”) is subject to the personnel policies and procedures that apply to GWR’s to GWR’s corporate employees in general. Such policies and procedures may be adopted, revised or deleted from time to time by GWR, at its sole discretion. Your employment with GWR is on an “at will” basis, such that either you or GWR may terminate the employment relationship at any time with or without notice and with or without Cause (as defined below).

Without limiting the generality of the foregoing, the purpose of this letter of agreement (“Agreement”) is to set forth the terms and conditions pursuant to which you will be eligible to receive a severance payment from GWR in the event of termination of your employment by GWR without Cause following a Change of Control (as defined below).

I.	For purposes of this Agreement:

1.	The term “Change of Control” shall mean any one or more of the following:

(a)	The sale, lease, transfer, conveyance or other disposition, in one transaction or a series of related transactions, of all or substantially all of the assets of GWR other than to an affiliate of GWR;

(b)	The sale, transfer, exchange or other disposition, in a single transaction or in multiple related transactions, by one or more shareholders of GWR of more than fifty percent (50%), in the aggregate, of the outstanding voting securities of GWR if the holders of such voting securities prior to such transaction(s) do not own, in the aggregate, more than fifty percent (50%) of the outstanding voting securities of GWR following such transaction(s); and/or

(c)	Over a period of two years or less, individuals who constitute the Board of Directors of GWR (including those individuals who were elected to serve but have not taken office) cease for any reason to constitute at least a majority of the Board of Directors of GWR.

2.	The term “Cause” shall mean:

(a)	You are convicted of, plead guilty to or confess or otherwise admit to any felony or any act of theft, bribery, fraud, misappropriation, embezzlement or similar act of dishonesty;

(b)	There is any act or omission by you involving malfeasance or gross negligence in the performance of your duties and responsibilities at GWR to the material detriment of GWR;

(c)	You violate any provision of any code of conduct adopted by GWR, or any other GWR written policy, that applies to you and any other GWR employees if the consequence of such violation by any person subject to such code of conduct ordinarily would be a termination of his or her employment by GWR; or

(d)	You fail to comply with the reasonable instructions of your supervisor on more than one occasion, to the material detriment of GWR.

3.	The term “Disability” shall mean any physical or mental condition which renders you unable, even with reasonable accommodation by GWR, to perform the essential functions of your job for a period of at least one hundred eighty (180) consecutive days and which renders you eligible to receive benefits under GWR’s long-term disability plan as of the date that your employment terminates.

II.	Severance Payment

In consideration of your acknowledgments and agreements as set forth in this Agreement, if, at any time within twelve (12) months following a Change of Control, GWR terminates your employment without Cause, GWR shall pay to you an amount equal to twelve (12) months of your then-current annual base salary, less normal payroll withholdings for income and employment taxes (“Severance Payment”). The Severance Payment shall be payable in one lump sum within thirty (30) days of the effective date of the termination of your employment with GWR. Notwithstanding the foregoing, in no event shall the Severance Payment be due if GWR terminates your employment for Cause or as the result of your death or Disability. Except as expressly provided in this Agreement or as required by law, you shall not be entitled to receive, and GWR shall not be obligated to make, any other payments in connection with the termination of your employment with GWR.

III.	Non-Competition, Non-Solicitation and Non-Disclosure

You acknowledge that (a) GWR is engaged in the business of planning, developing and operating family resorts featuring indoor waterparks and other entertainment amenities (“Business”), (b) GWR’s Business and services are highly specialized, (c) the identity and particular needs of GWR’s customers and suppliers are not generally known, (d) the documents and information regarding GWR’s customers, suppliers, services, methods of operation, sales, pricing and costs are highly confidential and, in some instances, constitute Trade Secrets (as defined below), (e) the services rendered by you to GWR have been or will be of a special and unusual character which have a unique value to GWR, and (f) you have had or will have access to Trade Secrets and Confidential Information (as defined below), the loss of which cannot be adequately compensated by damages in an action at law. In light of the foregoing acknowledgments and in consideration of the Severance Payment, you agree as follows:

1.	Except as may be required in the performance of your professional duties for GWR, you shall not use or disclose, directly or indirectly, any Trade Secrets or Confidential Information during your employment with GWR and thereafter to the extent any such Trade Secret or Confidential Information is not generally known to the public through no fault of you or others similarly obligated to maintain the confidentiality thereof. The foregoing obligation shall not prohibit your use of general skills and know-how acquired during and prior to your employment by GWR, so long as such use does not involve the use or disclosure of Confidential Information or Trade Secrets.

For purposes of this Agreement:

(a)	The term “Trade Secret” shall mean all information possessed by or developed for GWR, including, without limitation, a compilation, program, device, method, system, technique or process, of which all of the following apply: (i) the information derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable through proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) the information is the subject of efforts to maintain its secrecy that are reasonable under the circumstances.

(b)	“Confidential Information” means information, to the extent it is not a Trade Secret, which is possessed by or developed for GWR, including by you, and which relates to GWR’s existing or potential business or technology, which information is not generally known to the public and which information GWR seeks to protect from disclosure to its existing or potential competitors or others, including, without limitation, business plans, contemplated future locations and development plans, strategies, existing or proposed bids, costs, technical developments, existing or proposed research projects, financial or business projections, investments, marketing plans, negotiation strategies, training information and materials, customer lists, information generated for customer engagements and information stored or developed for use in or with computers. Confidential Information also includes information received by GWR from others which GWR has an obligation to treat as confidential and to adhere to specified restrictions on the use thereof, including all information obtained in connection with customer engagements. Confidential Information does not include information you rightfully possessed and knew before your association with GWR, information that becomes generally known to the public domain through no fault of you or others similarly obligated to maintain the confidentiality thereof, and information unrelated to the Business that you independently develop without access to or use of Trade Secrets or Confidential Information.

During your employment by GWR, you shall do what is reasonably necessary to prevent the unauthorized use, misappropriation or disclosure, and the threatened unauthorized use, misappropriation or disclosure, of Trade Secrets and Confidential Information.

Immediately upon the termination of your employment with GWR for any reason, or at any other time upon the request of GWR, you shall promptly deliver to GWR, and not retain any electronic, paper or other copies of, all documents and other materials in your possession which contain Confidential Information or Trade Secrets in whatever form, media, format or context.

2.	During the term of your employment with GWR and for a period of twelve (12) months following the voluntary or involuntary termination of your employment with GWR for any reason, you shall not, directly or indirectly, as an individual or as a partner, member, manager, director, owner, employee, agent, advisor, consultant, independent contractor or otherwise, (a) solicit or induce any employee of GWR to leave his or her employment with GWR, (b) solicit or induce any independent contractor of GWR to terminate his/her or its relationship with GWR, (c) interfere with any person’s or entity’s relationship with GWR as an employee or independent contractor, or (d) induce or attempt to induce any person or entity to breach his or her employment agreement or independent contractor agreement with GWR. The foregoing obligation shall not prohibit you, as an individual or as a partner, member, manager, director, owner, employee, agent, advisor, consultant or otherwise, from hiring or engaging any employee or independent contractor of GWR who voluntarily seeks such employment or engagement without solicitation or inducement by you.

3.	During the term of your employment with GWR and for a period of twelve (12) months following the voluntary or involuntary termination of your employment with GWR for any reason, you shall not, directly or indirectly, as an individual or as a partner, member, manager, director, owner, employee, agent, advisor, consultant, independent contractor or otherwise, divert, induce or attempt to divert or induce, or assist any other person to divert, induce or attempt to divert or induce, any customer or supplier of GWR with which you had material business contact during your employment with GWR, to reduce or discontinue its relationship with GWR or any of its affiliates.

4.	During the term of your employment with GWR and for a period of twelve (12) months following the voluntary or involuntary termination of your employment with GWR for any reason, you shall not (a) serve as a partner, employee, consultant, independent contractor, officer, director, member, manager, agent, associate or otherwise for the owner, developer or operator of, or (b) whether directly or indirectly, finance, acquire any interest in, own, lease, operate, manage, invest in, design, develop, manage, organize or otherwise affiliate yourself with, any hotel, condominium, timeshare facility or other residential or transient residential facility which features indoor water amenities in excess of 10,000 square feet in the aggregate and which is located within fifty (50) miles of any resort owned, managed, operated or under development or pre-development, or is being contemplated or evaluated for development by GWR as of the date of the termination of your employment with GWR.

In addition to all of the remedies otherwise available to GWR, including, but not limited to, recovery from you of the Severance Payment, damages and reasonable attorneys’ fees incurred in the enforcement of this Agreement, GWR shall have the right to injunctive relief to restrain and enjoin any actual or threatened breach of the provisions of the “Non-Competition, Non-Solicitation and Non-Disclosure” section of this Agreement. All of GWR’s remedies for breach of this Agreement shall be cumulative and the pursuit of one remedy shall not be deemed to exclude any other remedies available pursuant to this Agreement, at law or in equity.

You acknowledge that you have carefully read and considered the provisions hereof and, having done so, after having consulted with legal counsel at your discretion, you (a) agree that the restrictions set forth in the “Non-Competition, Non-Solicitation and Non-Disclosure” section of this Agreement (including, but not limited to, the time periods of restriction therein) are (i) fair and reasonable in light of the scope of the business conducted by GWR, and (ii) reasonably required for the protection of the legitimate and essential interests of GWR in, among other things, its customer and supplier relationships, its employment relationships, its Business, its good will, Confidential Information and Trade Secrets, and (b) recognize (i) the narrow range of activities prohibited, (ii) the national market in which GWR operates, and (iii) the limited geographic territories and time periods in which such restrictions apply.

IV.	Choice of Forum and Governing Law

You and GWR acknowledge and recognize the substantial contacts that you and GWR have and will continue to have with the State of Delaware, the need for all executives eligible for the Severance Payment to be treated equally regardless of the location where they perform their employment duties, and the parties’ expectations under this Agreement are that Delaware law will apply. Accordingly, you and GWR agree that (a) any litigation involving any actual or threatened noncompliance with or breach of this Agreement, or regarding the interpretation, validity and/or enforceability of this Agreement, shall be filed and conducted exclusively in the State of Delaware, and (b) this Agreement shall be interpreted in accordance with and governed by the laws of the State of Delaware, without regard for any conflict of law principles. You consent to the jurisdiction of the courts within Delaware and to the prompt dismissal of any action related to this Agreement or its subject matter initiated by you in any other jurisdiction.

V.	Severability

Each provision of this Agreement shall be considered severable and if, for any reason, any provision or provisions of this Agreement, or the application of such provision to any party or circumstance, shall be held invalid or unenforceable in any jurisdiction, such provision or provisions shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without invalidating the remaining provisions hereof, or the application of the affected provisions to parties or circumstances other than those to which it was held invalid or unenforceable, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

To the extent that any provision of this Agreement is held to be invalid or unenforceable because it is overbroad, to the extent allowed by law that provision shall not be void but rather shall be limited only to the extent required by applicable law and enforced as so limited.

V.	Release

As a further condition to your receipt of the Severance Payment, you shall execute, effective as of the date of termination of your employment with GWR, a release in such form as is acceptable to GWR and you.

Please indicate your acknowledgment and acceptance of the terms and conditions of this Agreement by executing a copy of this Agreement and returning it to me.

Sincerely,

Chief Executive Officer

Agreed to and accepted as of the          day of                  20: